Exhibit 2.1a

Execution Version

AMENDMENT NO. 1

TO THE

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 (this “Amendment”), dated as of December 8, 2022, to the Agreement and Plan of Merger, dated as of May 11, 2022 (the “Original Merger Agreement”), is by and among InterPrivate II Acquisition Corp. (the “Parent”), TMPST Merger Sub I Inc. (“First Merger Sub”), TMPST Merger Sub II LLC (“Second Merger Sub”), and Getaround, Inc. (the “Company). Each of Parent, First Merger Sub, Second Merger Sub and the Company will individually be referred to herein as a “Party” and, collectively, the “Parties”. Capitalized terms not otherwise defined in this Amendment have the meanings given such terms in the Original Merger Agreement.

WHEREAS, Section 11.12 of the Original Merger Agreement provides for the amendment of the Original Merger Agreement at any time by execution of an instrument in writing signed on behalf of each of the Parties;

WHEREAS, on November 7, 2022, Parent, the Company and certain stockholders of Parent entered into an Escrow Shares Allocation Agreement, as further amended, whereby the parties thereto agreed on the allocation of the Escrow Shares; and

WHEREAS, the Parties desire to amend the Original Merger Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER

1.	Amend Section 2.04. Section 2.04 is hereby amended to replace the term “Getaround Operating LLC” with “Getaround Operations LLC”.

2.	Amend Section 2.06(a). Section 2.06(a) is hereby amended and restated in its entirety to read as follows:

“(a) Payment Spreadsheet and Rollover Spreadsheet. Not less than five (5) Business Days prior to the Closing Date, the Company will deliver to Parent (i) a schedule (the “Payment Spreadsheet”) setting forth the Company’s good faith (A) allocation of the Closing Merger Consideration among ~~(1)~~ the Company Stockholders and holders of Bridge Notes and New Getaround Bridge Notes (including, for the avoidance of doubt, holders of notes and other securities that will convert to Company Capital Stock in accordance with their terms immediately prior to the Closing as well as holders of shares of Company Restricted Stock, the Company Warrants converted to Company Capital Stock in connection with the Company Warrant Exercise and shares of Company Preferred Stock converted to Company Common Stock in connection with the Company Preferred Stock Conversion)~~, and (2) the holders of Company In-the-Money Vested Options~~, (B) calculation of the portion of the Closing Merger Consideration payable to ~~(1)~~ each Company Stockholder and each holder of Bridge Notes and New Getaround Bridge Notes (including, for the avoidance of doubt, holders of notes and other securities that will convert to Company Capital Stock in accordance with their terms immediately prior to the Closing)~~, and (2) each holder of Company In-the-Money Vested Options~~, (C) allocation of the Earnout Shares among the Earnout Recipients, (D) calculation of the portion of the Earnout Shares payable to each Earnout Recipient, which, in the cases of subsections (C) and (D), will be done in accordance with, and taking into account and reflecting the provisions of, Article III, and (E) the percentage of Escrow Shares each Company Stockholder and each holder of Bridge Notes and New Getaround Bridge Notes (including, for the avoidance of doubt, holders of notes and other securities that will convert to Company Capital Stock in accordance with their terms immediately prior to the Closing) will be entitled to receive if any such Escrow Shares will become distributable to the Company Stockholders pursuant to Section 3.03(d), the PIPE Subscription Agreements and the Escrow Agreement and (ii) the Rollover Spreadsheet. The Company’s good faith allocations and calculations set forth in the Payment Spreadsheet and Rollover Spreadsheet will be binding on all parties and will be used by Parent for purposes of issuing all consideration in accordance with this Agreement, absent manifest error. In issuing all consideration pursuant to this Agreement, Parent will be entitled to rely fully on the information set forth in the Payment Spreadsheet and the Rollover Spreadsheet, absent manifest error.”

3.	Amend Sections 2.10(a) and 2.10(b). Sections 2.10(a) and 2.10(b) are hereby amended and restated in their entirety to read as follows:

“(a) Effective as of the Effective Time, each Company In-the-Money Vested Option granted under any Company Incentive Plan that is outstanding and unexercised immediately prior to the Effective Time will be assumed by Parent and will be converted into a stock option (a “Parent Option”) to acquire shares of Parent Class A Stock in accordance with this Section 2.10(a). Each such Parent Option as so assumed and converted will continue to have, and will be subject to, the same terms and conditions as applied to the Company Option immediately prior to the Effective Time (but taking into account any changes thereto provided for in the applicable Company Incentive Plan, in any award agreement or in such Company Option by reason of this Agreement or the Transactions). As of the Effective Time, each such Parent Option as so assumed and converted will be for that number of shares of Parent Class A Stock set forth in the Rollover Spreadsheet; provided, however, that the exercise price and the number of shares of Parent Class A Stock purchasable pursuant to the Parent Options will be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Parent Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Class A Stock purchasable pursuant to such option will be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code~~will be converted (with such conversion calculated net of any applicable exercise price) into a right to receive a number of shares of Parent Class A Stock as set forth in the Payment Spreadsheet, with each holder of Company In-the-Money Vested Options to receive that number of shares of Parent Class A Stock set forth opposite each holder’s name in the Payment Spreadsheet~~.”

(b) Effective as of the Effective Time, each Company Option that is not a Company In-the-Money Vested Option granted under any Company Incentive Plan that is outstanding and unexercised immediately prior to the Effective Time, will be assumed by Parent and will be converted into a ~~stock option (a “~~Parent Option~~”)~~ to acquire shares of Parent Class A Stock in accordance with this Section 2.10(b). Each such Parent Option as so assumed and converted will continue to have, and will be subject to, the same terms and conditions as applied to the Company Option immediately prior to the Effective Time (but taking into account any changes thereto provided for in the applicable Company Incentive Plan, in any award agreement or in such Company Option by reason of this Agreement or the Transactions). As of the Effective Time, each such Parent Option as so assumed and converted will be for that number of shares of Parent Class A Stock set forth in the Rollover Spreadsheet; provided, however, that the exercise price and the number of shares of Parent Class A Stock purchasable pursuant to the Parent Options will be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Parent Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Class A Stock purchasable pursuant to such option will be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. As of the Effective Time, all Company Options will no longer be outstanding and each holder of Parent Options will cease to have any rights with respect to such Company Options, except as set forth in Section 2.10(a) and this Section 2.10(b).”

4.	Amend Section 3.01(a)(i)(A). Section 3.01(a)(i)(A) is hereby amended to remove the phrase “the holders of Company In-the-Money Vested Options”.

5.	Amend Schedule A: Defined Terms. Schedule A of the Original Merger Agreement is hereby amended as follows:

a)	The definition of “Escrow Shares” is hereby amended and restated in its entirety to read as follows:

““Escrow Shares” means 11,000,000 shares of Parent Class A Stock to be delivered by Parent at Closing in accordance with this Agreement, the PIPE Subscription Agreements and the Escrow Shares Allocation Agreement.”

b)	The definition of “Parent Option” is hereby amended and restated in its entirety to read as follows:

““Parent Option” has the meaning set forth in Section 2.10(a)~~(b)~~.”

c)	The following definition of “Escrow Shares Allocation Agreement” is hereby added:

““Escrow Shares Allocation Agreement” means that certain Escrow Shares Allocation Agreement, dated November 7, 2022, by and between Parent, the Company and certain stockholders of Parent, as may be amended, modified or supplemented.”

d)	The definition of “Rollover Spreadsheet” is hereby amended and restated in its entirety to read as follows:

““Rollover Spreadsheet” means a spreadsheet that will be delivered by the Company to Parent pursuant to Section 2.06(a), which will set forth the Company’s good faith calculations of the following: (a) for each holder of Company Options ~~that is not a Company In-the-Money Vested Option~~, the number of shares of Parent Class A Stock subject to the Company Options held by such holder (including the exercisable portion as of immediately following the Effective Time) after conversion of such Company Options in accordance with Section 2.10(a) and Section 2.10(b) and the applicable exercise prices; and (b) for each holder of Company RSUs that is unvested and outstanding immediately prior to the Effective Time, the number of shares of Parent Class A Stock subject to the Company RSUs held by such holder after conversion of such Company RSUs in accordance with Section 2.10(c).”

ARTICLE II

MISCELLANEOUS

6.

No Further Amendment. Except as expressly amended hereby, the Original Merger Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Original Merger Agreement or any of the documents referred to therein.

7.

Effect of Amendment. This Amendment shall form a part of the Original Merger Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the Parties, any reference to the Original Merger Agreement shall be deemed a reference to the Original Merger Agreement as amended hereby.

8.

Choice of Law. This Amendment shall be governed by, and construed and enforced in accordance with the laws of the State of State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

9.

Severability. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

10.

Counterparts. This Amendment may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.

Miscellaneous. Except as specifically set forth or referred to herein, nothing herein is intended or shall be construed to confer upon any person or entity other than the Parties and their successors or assigns, any rights or remedies under or by reason of this Amendment. This Amendment is not assignable by any of the Parties. The headings of the various sections of this Amendment have been inserted for reference only and shall not be deemed to be a part of this Amendment.

[Signature page follows]

Agreed to and accepted this 8th day of December 2022

INTERPRIVATE II ACQUISITION CORP.

By:	/s/ Ahmed M. Fattouh
Name: Ahmed M. Fattouh
Title: Chief Executive Officer

TMPST MERGER SUB I INC.

By:	/s/ Ahmed M. Fattouh
Name: Ahmed M. Fattouh
Title: President

TMPST MERGER SUB II LLC

By:	/s/ Ahmed M. Fattouh
Name: Ahmed M. Fattouh
Title: President

GETAROUND, INC.

By:	/s/ Sam Zaid
Name: Sam Zaid
Title: Chief Executive Officer